Exhibit 99(17)(8)

TS&W Thompson, Siegel & Walmsley LLC

INVESTMENT MANAGEMENT

The TS&W Portfolios

The Advisors' Inner Circle Fund

Annual Report

October 31, 2010

The TS&W Portfolios The Advisors’ Inner Circle Fund Annual ReportOctober 31, 2010 TS&W Equity Portfolio TS&W Fixed Income Portfolio TS&W International Equity Portfolio

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
OCTOBER 31, 2010
TABLE OF CONTENTS

Shareholder Letter	1

Schedules of Investments
Equity Portfolio	9
Fixed Income Portfolio	13
International Equity Portfolio	20

Statements of Assets and Liabilities	25

Statements of Operations	26

Statements of Changes in Net Assets
Equity Portfolio	27
Fixed Income Portfolio	28
International Equity Portfolio	29

Financial Highlights
Equity Portfolio	30
Fixed Income Portfolio	31
International Equity Portfolio	32

Notes to Financial Statements	33

Report of Independent Registered Public Accounting Firm	45

Disclosure of Portfolio Expenses	46

Trustees and Officers of The Advisors’ Inner Circle Fund	48

Notice to Shareholders	56
The Portfolios file their complete schedules of portfolio holdings with the Securities and Exchange Commission for the first and third quarters of each fiscal year on Form N-Q within sixty days after the end of the period. The Portfolios’ Forms N-Q are available on the Commission’s website at http://www.sec.gov, and may be reviewed and copied at the Commission’s Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.
A description of the policies and procedures that The Advisors’ Inner Circle Fund uses to determine how to vote proxies relating to portfolio securities, as well as information relating to how the Portfolios voted proxies relating to portfolio securities during the most recent 12-month period ended June 30, is available (i) without charge, upon request, by calling 1-866-4TSW-FUN; and (ii) on the Commission’s website at http://www.sec.gov.

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
OCTOBER 31, 2010
Dear Shareholders:
We are pleased to provide you with our annual report for the fiscal year ended October 31, 2010 for the TS&W Portfolios managed by Thompson, Siegel & Walmsley LLC (“TS&W”).
On October 31, 2010 the Equity Portfolio’s net assets were $45,657,572, the Fixed Income Portfolio’s net assets were $60,786,149 and the International Equity Portfolio’s net assets were $75,271,127.
Participants in these Portfolios include the TS&W retirement plan, TS&W investment advisory clients, and others seeking investment management direction from TS&W. We encourage our clients to pursue a balanced investment approach, and where appropriate, utilize a combination of these Portfolios to achieve their specific investment objectives.
The Portfolios are managed by the TS&W team of investment professionals utilizing a value investment philosophy. Our investment teams utilize a consistent investment process in managing all client portfolios. Our equity portfolio managers use a unique four-factor quantitative screen combined with rigorous fundamental research conducted by experienced teams of analysts who are trying to answer three questions: Why is the stock inexpensive? What are the catalysts for change? And, are the catalysts sustainable?
Our fixed income team primarily focuses on yield curve/duration analysis, sector analysis, and security selection. Relative value analysis, historical spread relationships, and fundamental credit analysis are all used in the construction of fixed income portfolios.
Our long-term goal is to provide returns that exceed our benchmark indexes over a complete economic or market cycle.
TS&W Equity Portfolio
The TS&W Equity Portfolio experienced a return of 12.28% after fees and expenses for the fiscal year ended October 31, 2010, while the S&P 500 gained 16.52%. Over the past six months, the Equity Portfolio experienced a negative return of 2.25% after fees and expenses, while the benchmark index returned 0.74%.
The environment has been one of slow economic recovery, with some short term unsteadiness in individual indicators but a rising and broadening longer term trend. Outside the U.S., especially in emerging markets, economic growth is robust, and so those U.S. companies that are well-exposed to foreign revenue streams continue to see significant growth and better opportunities for expansion. Within the U.S. the housing sector remains depressed, even in an environment of 4% mortgage rates, largely due to an overhang of housing inventory coupled with very modest employment growth. However, of late, the gradual improvement in employment trends and the absence of any new “bad news” has contributed to an improvement in consumer sentiment and a gradual brightening of the outlook. The darkest storm clouds remain clustered over Europe, where

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
a series of mini-panics regarding sovereign debt issues has rotated through the weakest members of the EU while testing the resolve, patience and liquidity of the strongest members. There are no painless answers to these issues, and the austerity measures put in place in a growing list of European countries have led to frustration and unrest, and may foretell what we here in the U.S. can expect when and if we are willing (or unwillingly required) to put our own fiscal house in order.
Such an uncertain environment has, not surprising, led to volatile financial markets, and while the last six months is essentially unchanged for both the Equity Portfolio and the broad market, the overall appearance of somnolence belies the actual down then back-up experience that stretched from May through October.
We continue to find attractive companies with improving fundamentals selling at very appealing valuations. As it happens, the companies we find most attractive tend to be more cyclical in their business models, and tend to have strong overseas elements in their business mix. Our largest overweight remains in the Producer Durable space, and our largest underweight remains in Finance. We are finding more opportunities in the Consumer Discretionary sector and have been modestly reducing our exposure to Consumer Staples. Commodity prices have been hot, and we are exposed by virtue of our position in the Materials sector — though we are uneasy that a re-emergence of global macro concerns and the predominance of the ETF market will lead to a level of volatility in commodity prices that vastly outstrips the volatility in end demand for the commodities themselves.
If anything, we are more enthused about the specific holdings in our portfolio than we have been for some time, as we think large capitalization U.S. stocks are cheap, with good growth opportunities. If we have a concern it is that this combination of valuation and fundamental opportunity is obscured from time to time by the fog of the global macroeconomic struggle that is far from resolution. In such an environment we think that patience, focus and level-headedness combined with our proven process will ultimately lead to a favorable outcome.
TS&W Fixed Income Portfolio
The TS&W Fixed Income Portfolio gained 11.16% after fees and expenses for the fiscal year ended October 31, 2010. The Fixed Income Portfolio’s benchmark, the Barclays U.S. Aggregate Bond Index, returned 8.48% over the same period. Over the past six months, the Fixed Income Portfolio was up 5.95% while the benchmark index return gained 6.01%.
It has been a volatile year for interest rates as the 10 year U.S. Treasury rose to a high yield of 4.0% for the year in April and currently sits at 2.60% as of October 31, 2010. Corporate bonds drove fixed income returns for the fiscal year returning 12% versus U.S Treasuries returning 7.2%. Companies have been able to grow cash and refinance existing debt at lower rates which helped to improve their balance sheets. Those factors, combined

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
with investors increased appetite for yield in their portfolios, helped create strong demand within the corporate bond sector. The Portfolio’s overweight to corporate bonds, including the allocation to high yield securities, combined with its longer than benchmark duration helped generate strong performance for the year.
Moving forward we see a somewhat benign inflationary environment. Recently there has been an uptick in commodity prices driven to some extent by a weaker dollar. However core inflation, which excludes food and energy prices, should stay subdued for the immediate future. A slow growth environment will most likely be maintained over the near term. In such an environment with continued high unemployment, weak housing prices, and deleveraging it will be hard for sustained inflation to take hold. The Federal Reserve is now on its second round of quantitative easing and announced it will be buying 600 billion dollars worth of U.S. Treasury securities. The Federal Reserve will also continue reinvesting the proceeds of the payments from its agency mortgage backed securities holdings into U.S. Treasuries. This massive investment into U.S. Treasuries coupled with moderate inflation should help keep interest rates restrained for the near future.
The TS&W Fixed Income Portfolio is structured with an average duration slightly higher than the benchmark at 4.8 years versus the benchmark at 4.60 years. The average credit rating of the portfolio is A2. Corporate balance sheets should remain healthy for the foreseeable future. Though corporate bonds have performed well this year, specific credits within the corporate bond sector remain attractively valued. For these reasons the TS&W Fixed Income Portfolio will maintain a heightened exposure to corporate bonds and keep its focus on yield as the primary driver of return.
TS&W International Equity Portfolio
The TS&W International Equity Portfolio experienced a positive return of 12.73% after fees and expenses for the fiscal year ended October 31, 2010. Our benchmark index, the MSCI EAFE Index (“EAFE”), had a return of 8.36% over the same period. The International Equity Portfolio gained 7.05% for the six months ended October 31, 2010, while EAFE rose 5.74% over the same period.
Global stock markets staged a remarkable rally in the third quarter, reversing the dismal performance of the April to June period. After taking a back seat for most of the third quarter, concerns about European sovereign debt and government budget deficits once again took center stage in October. For dollar-based investors, returns were aided by a significant retreat in the foreign exchange value of the U.S. Dollar versus major world currencies. The Dollar’s decline also reflects the general relaxation of risk aversion which defined the third quarter.
The International Equity Portfolio’s holdings in the Consumer Staples sector, especially beverage companies, made the greatest contribution to performance over the past twelve months. Limited exposure to European banks and strong results from several Asian

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
financial positions that were insulated from European debt problems helped our performance. Financial companies continue to face risks that are difficult to quantify given the uncertain pace of global economic recovery, limited transparency and shifting regulatory boundaries. This uncertainty, however, may produce good long-term investment opportunities, and we are carefully evaluating banks and other financial stocks in an effort to identify situations where potential rewards significantly outweigh the risks. After a prolonged period of outperformance, Technology stocks retreated and our overweight and selections in the sector detracted from performance.
During the latest quarter, we added six new stocks to the TS&W International Equity Portfolio, including a major brewer, a leading manufacturer of commercial aircraft, a large French commercial bank and a Japanese auto parts company with good growth opportunities in fast-growing Asian car markets. Each of these stocks offers an attractive combination of low valuation and factors that should drive positive change. Although the “risk off, risk on” pattern that defined global equity market activity this year is likely to drive continued volatility through year end, we remain optimistic about the TS&W International Equity Portfolio’s prospects over the medium to long term.
Respectfully submitted,

Horace P. Whitworth, CFA, CPA	Lawrence E. Gibson, CFA
Senior Vice President	Co-Chief Executive Officer
This represents the managers’ assessment of the Portfolios and market environment at a specific point in time and should not be relied upon by the reader as research or investment advice.

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
Definition of the Comparative Indices
Barclays U.S. Aggregate Bond Index is a fixed-income market value-weighted index that covers the U.S. investment grade fixed rate bond market, with index components for government and corporate securities, mortgage pass-through securities, and asset backed securities. It includes fixed-rate issues of investment grade (BBB) or higher, with maturities of at least one year and outstanding par value of at least $250 million.
MSCI EAFE Index is an unmanaged index comprised of over 1,100 securities listed on the stock exchanges of countries in Europe, Australia and the Far East.
S&P 500 Index is an unmanaged capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

THE ADVISORS’ INNER CIRCLE FUND	TS&W EQUITY PORTFOLIO
Growth of a $10,000 Investment
The performance data quoted herein represents past performance and the return and value of an investment in the Portfolio will fluctuate so that, when redeemed, may be worth less than its original cost. Past performance is no guarantee of future performance and should not be considered as a representation of the future results of the Portfolio. The Portfolio’s performance assumes the reinvestment of all dividends and all capital gains. Index returns assume reinvestment of dividends and, unlike a portfolio’s returns, do not reflect any fees or expenses. If such fees and expenses were included in the index returns, the performance would have been lower. Please note that one cannot invest directly in an unmanaged index.
There are no assurances that the Portfolio will meet its stated objectives.
The Portfolio’s holdings and allocations are subject to change because it is actively managed and should not be considered recommendations to buy individual securities.
Returns shown do not reflect the deduction of taxes that a shareholder would pay on Portfolio distributions or the redemption of Portfolio shares.
See definition of comparative indices on page 5.

THE ADVISORS’ INNER CIRCLE FUND	TS&W FIXED INCOME PORTFOLIO
Growth of a $10,000 Investment
The performance data quoted herein represents past performance and the return and value of an investment in the Portfolio will fluctuate so that, when redeemed, may be worth less than its original cost. Past performance is no guarantee of future performance and should not be considered as a representation of the future results of the Portfolio. The Portfolio’s performance assumes the reinvestment of all dividends and all capital gains. Index returns assume reinvestment of dividends and, unlike a portfolio’s returns, do not reflect any fees or expenses. If such fees and expenses were included in the index returns, the performance would have been lower. Please note that one cannot invest directly in an unmanaged index.
There are no assurances that the Portfolio will meet its stated objectives.
The Portfolio’s holdings and allocations are subject to change because it is actively managed and should not be considered recommendations to buy individual securities.
Returns shown do not reflect the deduction of taxes that a shareholder would pay on Portfolio distributions or the redemption of Portfolio shares. If the Adviser had not limited certain expenses, the Portfolio’s total return would have been lower.
See definition of comparative indices on page 5.

THE ADVISORS’ INNER CIRCLE FUND	TS&W INTERNATIONAL EQUITY PORTFOLIO
Growth of a $10,000 Investment
The performance data quoted herein represents past performance and the return and value of an investment in the Portfolio will fluctuate so that, when redeemed, may be worth less than its original cost. Past performance is no guarantee of future performance and should not be considered as a representation of the future results of the Portfolio. The Portfolio’s performance assumes the reinvestment of all dividends and all capital gains. Index returns assume reinvestment of dividends and, unlike a portfolio’s returns, do not reflect any fees or expenses. If such fees and expenses were included in the index returns, the performance would have been lower. Please note that one cannot invest directly in an unmanaged index.
There are no assurances that the Portfolio will meet its stated objectives.
The Portfolio’s holdings and allocations are subject to change because it is actively managed and should not be considered recommendations to buy individual securities.
Returns shown do not reflect the deduction of taxes that a shareholder would pay on Portfolio distributions or the redemption of Portfolio shares. If the Adviser had not limited certain expenses, the Portfolio’s total return would have been lower.
See definition of comparative indices on page 5.

THE ADVISORS’ INNER CIRCLE FUND	TS&W EQUITY PORTFOLIO
OCTOBER 31, 2010
SCHEDULE OF INVESTMENTS
COMMON STOCK — 99.5%

	Shares	Value
CONSUMER DISCRETIONARY — 11.6%
Best Buy	14,300	$614,614
Darden Restaurants	10,200	466,242
DreamWorks Animation SKG, Cl A*	21,150	746,595
Ford Motor*	44,700	631,611
Gap	21,000	399,210
Liberty Media — Interactive*	31,400	463,464
Macy’s	22,000	520,080
Target	12,700	659,638
Walt Disney	21,850	789,004

		5,290,458

CONSUMER STAPLES — 7.0%
HJ Heinz	8,700	427,257
Nestle ADR	13,100	718,535
Philip Morris International	9,100	532,350
Ralcorp Holdings*	6,800	422,008
Reynolds American	8,700	564,630
Unilever	18,100	537,389

		3,202,169

ENERGY — 11.6%
BP ADR	18,250	745,148
Chevron	12,200	1,007,842
EOG Resources	8,375	801,655
Exxon Mobil	8,850	588,259
National Oilwell Varco	10,300	553,728
Noble	17,300	597,369
Occidental Petroleum	12,900	1,014,327

		5,308,328

FINANCIALS — 13.3%
Ameriprise Financial	11,400	589,266
Annaly Capital Management	24,100	426,811
CB Richard Ellis Group, Cl A*	34,000	623,900
Chubb	15,300	887,706
Comerica	16,900	604,682
Goldman Sachs Group	3,100	498,945
JPMorgan Chase	25,350	953,920
Prudential Financial	14,200	746,636
The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W EQUITY PORTFOLIO
OCTOBER 31, 2010
COMMON STOCK — continued

	Shares	Value
FINANCIALS — continued
Wells Fargo	9,850	$256,888
Willis Group Holdings	15,500	492,900

		6,081,654

HEALTH CARE — 10.9%
Abbott Laboratories	14,000	718,480
Amgen*	7,900	451,801
Baxter International	14,600	743,140
Johnson & Johnson	6,700	426,589
Merck	24,800	899,744
Pfizer	25,800	448,920
UnitedHealth Group	21,400	771,470
WellPoint*	9,500	516,230

		4,976,374

INDUSTRIALS — 16.9%
Cummins	7,000	616,700
Deere	8,250	633,600
Foster Wheeler*	31,400	735,388
General Dynamics	6,400	435,968
General Electric	81,800	1,310,436
ITT	17,800	839,982
L-3 Communications Holdings	7,700	555,863
Norfolk Southern	13,000	799,370
Rockwell Collins	10,150	614,176
Siemens ADR	10,250	1,171,678

		7,713,161

INFORMATION TECHNOLOGY — 17.9%
Cisco Systems*	61,950	1,414,319
Corning	37,000	676,360
EMC*	36,700	771,067
Hewlett-Packard	16,400	689,784
Intel	30,300	608,121
International Business Machines	10,000	1,436,000
Marvell Technology Group*	26,300	507,853
Nintendo ADR	15,800	507,970
Oracle	36,750	1,080,450
Symantec*	29,050	470,029

		8,161,953

The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W EQUITY PORTFOLIO
OCTOBER 31, 2010
COMMON STOCK — continued

	Shares/Face
	Amount	Value
MATERIALS — 4.4%
Freeport-McMoRan Copper & Gold	5,950	$563,346
International Paper	18,350	463,888
Monsanto	8,450	502,099
United States Steel	11,300	483,527

		2,012,860

TELECOMMUNICATION SERVICES — 3.1%
AT&T	30,750	876,375
BCE	16,400	549,564

		1,425,939

UTILITIES — 2.8%
CenterPoint Energy	36,700	607,752
Dominion Resources	14,800	643,208

		1,250,960

TOTAL COMMON STOCK (Cost $42,238,018)		45,423,856

REPURCHASE AGREEMENT — 0.6%
Morgan Stanley 0.110%, dated 10/29/10, to be repurchased on 11/01/10, repurchase price $270,514 (collateralized by a U.S. Treasury Bond, par value $220,196, 2.00%, 01/15/26, with a total market value of $275,923) (Cost $270,512)	$270,512	270,512

TOTAL INVESTMENTS — 100.1% (Cost $42,508,530)		$45,694,368

Percentages are based on Net Assets of $45,657,572.

*	Non-income producing security.

ADR —	American Depositary Receipt

Cl —	Class
The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W EQUITY PORTFOLIO
OCTOBER 31, 2010
The following is a summary of the inputs used as of October 31, 2010 in valuing the Portfolio’s investments carried at fair value:

Investments in Securities	Level 1	Level 2	Level 3	Total
Common Stock	$45,423,856	$—	$—	$45,423,856
Repurchase Agreement	—	270,512	—	270,512

Total Investments in Securities	$45,423,856	$270,512	$—	$45,694,368

For the year ended October 31, 2010, there have been no significant transfers between Level 1 and Level 2 assets and liabilities. For the year ended October 31, 2010, there were no Level 3 securities.
For more information on valuation inputs, see Note 2 in Notes to Financial Statements.
At October 31, 2010, sector diversification of the Portfolio was as follows (Unaudited):

	% of
Sector Diversification	Net Assets	Value
Common Stock
Information Technology	17.9%	$8,161,953
Industrials	16.9	7,713,161
Financials	13.3	6,081,654
Consumer Discretionary	11.6	5,290,458
Energy	11.6	5,308,328
Health Care	10.9	4,976,374
Consumer Staples	7.0	3,202,169
Materials	4.4	2,012,860
Telecommunication Services	3.1	1,425,939
Utilities	2.8	1,250,960

Total Common Stock	99.5	45,423,856
Repurchase Agreement	0.6	270,512

Total Investments	100.1	45,694,368
Total Other Assets and Liabilities	(0.1)	(36,796)

Net Assets	100.0%	$45,657,572

The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W FIXED INCOME PORTFOLIO
OCTOBER 31, 2010
SCHEDULE OF INVESTMENTS
CORPORATE OBLIGATIONS — 55.9%

	Face
	Amount	Value
CONSUMER DISCRETIONARY — 5.0%
Cooper Tire & Rubber
8.000%, 12/15/19	$400,000	$415,000
Goodyear Tire & Rubber
8.250%, 08/15/20	375,000	399,375
Macy’s Retail Holdings
7.600%, 06/01/25	500,000	506,250
NetFlix
8.500%, 11/15/17	650,000	728,000
Wal-Mart Stores
6.200%, 04/15/38	865,000	999,061

		3,047,686

CONSUMER STAPLES — 0.7%
Dean Foods
7.000%, 06/01/16	400,000	400,000

		400,000

ENERGY — 2.5%
McMoRan Exploration
11.875%, 11/15/14	415,000	462,725
Noble Holding International
4.900%, 08/01/20	275,000	302,865
Overseas Shipholding Group
8.125%, 03/30/18	700,000	726,250

		1,491,840

FINANCIALS — 24.4%
Aflac
8.500%, 05/15/19	525,000	672,180
Ameriprise Financial
7.300%, 06/28/19	450,000	555,584
Bank of America
6.250%, 04/15/12	615,000	654,322
BB&T MTN
3.850%, 07/27/12	850,000	891,914
BlackRock
6.250%, 09/15/17	550,000	648,254
Capital One Capital V
10.250%, 08/15/39	500,000	542,500
The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W FIXED INCOME PORTFOLIO
OCTOBER 31, 2010
CORPORATE OBLIGATIONS — continued

	Face
	Amount	Value
FINANCIALS — continued
CB Richard Ellis Services
11.625%, 06/15/17	$300,000	$349,500
General Electric Capital MTN
6.875%, 01/10/39	440,000	505,901
Genworth Financial
8.625%, 12/15/16	785,000	872,503
Goldman Sachs Capital II
5.793%, 12/29/49 (A)	500,000	429,375
Goldman Sachs Group MTN
3.625%, 08/01/12	600,000	625,231
Goldman Sachs Group
0.604%, 02/06/12 (A)	452,000	450,310
Health Care REIT
6.000%, 11/15/13 (B)	800,000	880,677
JPMorgan Chase
4.400%, 07/22/20	1,180,000	1,200,750
KeyBank
7.000%, 02/01/11	890,000	902,317
Markel
7.125%, 09/30/19	915,000	1,046,697
Merrill Lynch MTN
5.770%, 07/25/11	800,000	829,680
National Rural Utilities Cooperative Finance
10.375%, 11/01/18	540,000	770,636
Omega Healthcare Investors
7.000%, 01/15/16 (B)	425,000	439,875
Raymond James Financial
8.600%, 08/15/19	240,000	290,052
Torchmark
9.250%, 06/15/19	710,000	901,921
Wachovia MTN
0.447%, 03/01/12 (A)	400,000	398,958

		14,859,137

HEALTH CARE — 3.7%
Abbott Laboratories
5.300%, 05/27/40	405,000	426,875
Allergan
3.375%, 09/15/20	540,000	537,517
The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W FIXED INCOME PORTFOLIO
OCTOBER 31, 2010
CORPORATE OBLIGATIONS — continued

	Face
	Amount	Value
HEALTH CARE — continued
Celgene
2.450%, 10/15/15	$565,000	$567,882
Health Net
6.375%, 06/01/17	175,000	173,250
Omnicare
7.750%, 06/01/20	525,000	547,969

		2,253,493

INDUSTRIALS — 7.0%
Alliant Techsystems
6.750%, 04/01/16	500,000	518,750
CHS/Community Health Systems
8.875%, 07/15/15	500,000	535,000
Ingersoll-Rand Global Holding
9.500%, 04/15/14	630,000	780,706
Neenah Paper
7.375%, 11/15/14	275,000	278,437
Oshkosh
8.250%, 03/01/17	700,000	764,750
SPX
6.875%, 09/01/17 (C)	250,000	272,500
Triumph Group
8.000%, 11/15/17	375,000	387,188
Willis North America
6.200%, 03/28/17	684,000	732,550

		4,269,881

INFORMATION TECHNOLOGY — 6.3%
Cisco Systems
5.500%, 01/15/40	800,000	854,604
Corning
5.750%, 08/15/40	500,000	505,664
eBay
3.250%, 10/15/20	325,000	320,272
Microsoft
4.500%, 10/01/40	580,000	554,268
Oracle
5.375%, 07/15/40 (C)	850,000	888,171
The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W FIXED INCOME PORTFOLIO
OCTOBER 31, 2010
CORPORATE OBLIGATIONS — continued

	Face
	Amount	Value
INFORMATION TECHNOLOGY — continued
Unisys
12.500%, 01/15/16	$400,000	$448,000
Xerox Capital Trust I
8.000%, 02/01/27	250,000	256,440

		3,827,419

MATERIALS — 1.2%
Allegheny Technologies
9.375%, 06/01/19	250,000	300,140
Greif
7.750%, 08/01/19	400,000	436,000

		736,140

TELECOMMUNICATION SERVICES — 3.5%
AT&T
2.500%, 08/15/15	875,000	900,018
Valassis Communications
8.250%, 03/01/15	733,000	770,566
Windstream
8.625%, 08/01/16	425,000	451,563

		2,122,147

UTILITIES — 1.6%
Georgia Power
5.400%, 06/01/40	300,000	309,135
NRG Energy
8.500%, 06/15/19	620,000	663,400

		972,535

TOTAL CORPORATE OBLIGATIONS (Cost $32,166,033)		33,980,278

U.S. GOVERNMENT AGENCY MORTGAGE-BACKED OBLIGATIONS — 22.8%

Federal Home Loan Mortgage Corporation Gold
6.500%, 12/01/32	132,075	148,824
6.000%, 01/01/28	288,597	314,049
6.000%, 07/01/33	130,165	144,413
6.000%, 10/01/35	373,576	408,866
The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W FIXED INCOME PORTFOLIO
OCTOBER 31, 2010
U.S. GOVERNMENT AGENCY MORTGAGE-BACKED OBLIGATIONS — continued

	Face
	Amount/Shares	Value
Federal Home Loan Mortgage Corporation Gold — continued
4.500%, 09/01/39	$657,278	$688,954
4.500%, 11/01/39	1,361,575	1,427,192
Federal National Mortgage Association
6.000%, 04/01/24	640,414	698,537
5.500%, 01/01/36	969,086	1,047,903
5.500%, 07/01/36	320,852	345,546
5.000%, 11/01/23	920,612	981,633
5.000%, 08/01/33	422,696	452,700
5.000%, 11/01/33	395,513	423,586
5.000%, 10/01/35	1,311,957	1,401,802
4.500%, 05/01/23	303,939	322,332
4.500%, 09/01/35	1,045,736	1,104,629
4.500%, 04/01/39	1,393,507	1,464,365
4.500%, 01/01/40	1,475,494	1,550,521
Government National Mortgage Association
6.000%, 11/15/31	125,854	139,614
6.000%, 07/15/35	738,595	813,130

TOTAL U.S. GOVERNMENT AGENCY MORTGAGE-BACKED OBLIGATIONS (Cost $13,329,646)		13,878,596

PREFERRED STOCK — 8.3%

FINANCIALS — 7.3%
Aegon, 7.250%	25,000	619,250
Allianz, 8.375%	40,000	1,071,252
Ameriprise Financial, 7.750%	17,400	473,628
Apartment Investment & Management, 8.000% (B)	3,720	95,046
Apartment Investment & Management, 7.750% (B)	3,700	94,128
Aspen Insurance Holdings, 7.401%	25,000	606,250
Bank of America, 8.625%	25,000	642,500
Federal Home Loan Mortgage, Ser Z, 8.375%*	35,000	18,550
Public Storage, 7.250% (B)	18,000	454,140
Public Storage, Ser H, 6.950% (B)	12,000	301,200
Vornado Realty, 7.875% (B)	3,000	80,640

		4,456,584

The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W FIXED INCOME PORTFOLIO
OCTOBER 31, 2010
PREFERRED STOCK — continued

	Face
	Amount/Shares	Value
UTILITIES — 1.0%
Dominion Resources, 8.375%	20,000	$580,000

TOTAL PREFERRED STOCK (Cost $5,665,235)		5,036,584

U.S. TREASURY OBLIGATIONS — 4.7%

U.S. Treasury Bond
5.250%, 02/15/29	$700,000	857,282
4.250%, 05/15/39	310,000	323,563
U.S. Treasury Notes
2.500%, 06/30/17	850,000	887,187
2.375%, 03/31/16	750,000	790,371

TOTAL U.S. TREASURY OBLIGATIONS (Cost $2,805,519)		2,858,403

OTHER MORTGAGE-BACKED OBLIGATION — 1.1%
Banc of America Commercial Mortgage, Ser 4, Cl A3A
5.600%, 07/10/46 (Cost $620,228)	620,000	656,984

REPURCHASE AGREEMENT — 6.2%
Morgan Stanley 0.110%, dated 10/29/10, to be repurchased on 11/01/10, repurchase price $3,794,343 (collateralized by a U.S. Treasury Bond, par value $3,088,558, 2.00%, 01/15/26, with a total market value of $ 3,870,203) (Cost $3,794,308)	3,794,308	3,794,308

TOTAL INVESTMENTS — 99.0% (Cost $58,380,969)		$60,205,153

Percentages are based on Net Assets of $60,786,149.

*	Non-income producing security.

(A)	Variable rate security — Rate disclosed is the rate in effect on October 31, 2010.

(B)	Real Estate Investment Trust

(C)	Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be resold in transactions exempt from registration normally to qualified institutions. The value of these liquid securities amounted to $1,160,671 and represented 1.9% of the net assets of the Portfolio.

Cl —	Class

MTN —	Medium Term Note

Ser —	Series
The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W FIXED INCOME PORTFOLIO
OCTOBER 31, 2010
The following is a summary of the inputs used as of October 31, 2010 in valuing the Portfolio’s investments carried at fair value:

Investments in Securities	Level 1	Level 2	Level 3	Total
Corporate Obligations	$—	$33,980,278	$—	$33,980,278
U.S. Government Agency Mortgage-Backed Obligations	—	13,878,596	—	13,878,596
Preferred Stock	5,036,584	—	—	5,036,584
U.S. Treasury Obligations	—	2,858,403	—	2,858,403
Other Mortgage-Backed Obligation	—	656,984	—	656,984
Repurchase Agreement	—	3,794,308	—	3,794,308

Total Investments in Securities	$5,036,584	$55,168,569	$—	$60,205,153

For the year ended October 31, 2010, there have been no significant transfers between Level 1 and Level 2 assets and liabilities. For the year ended October 31, 2010, there were no Level 3 securities.
For more information on valuation inputs, see Note 2 in Notes to Financial Statements.
At October 31, 2010, sector diversification of the Portfolio was as follows (Unaudited):

	% of
Sector Diversification	Net Assets	Value
Corporate Obligations
Financials	24.4%	$14,859,137
Industrials	7.0	4,269,881
Information Technology	6.3	3,827,419
Consumer Discretionary	5.0	3,047,686
Health Care	3.7	2,253,493
Telecommunication Services	3.5	2,122,147
Energy	2.5	1,491,840
Utilities	1.6	972,535
Materials	1.2	736,140
Consumer Staples	0.7	400,000

Total Corporate Obligations	55.9	33,980,278

U.S. Government Agency Mortgage-Backed Obligations	22.8	13,878,596
Preferred Stock	8.3	5,036,584
Repurchase Agreement	6.2	3,794,308
U.S. Treasury Obligations	4.7	2,858,403
Other Mortgage-Backed Obligation	1.1	656,984

Total Investments	99.0	60,205,153
Total Other Assets and Liabilities	1.0	580,996

Net Assets	100.0%	$60,786,149

The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W INTERNATIONAL EQUITY PORTFOLIO
OCTOBER 31, 2010
SCHEDULE OF INVESTMENTS
COMMON STOCK — 99.6%

	Shares	Value
AUSTRALIA — 2.1%
APA Group	180,000	$688,100
Computershare	91,300	905,661

		1,593,761

AUSTRIA — 0.5%
EVN	24,704	391,773

BELGIUM — 0.9%
Anheuser-Busch InBev	10,500	657,235

BRAZIL — 3.3%
Cia de Saneamento Basico do Estado de Sao Paulo ADR	20,000	919,200
Cosan, Cl A	74,500	979,675
Redecard	45,000	583,238

		2,482,113

DENMARK — 0.8%
Carlsberg, Cl B	5,600	611,697

FINLAND — 2.6%
Fortum	27,200	770,090
Sampo, Cl A	28,178	788,379
Stora Enso, Cl R	39,400	390,999

		1,949,468

FRANCE — 7.0%
AXA	38,783	705,067
Bouygues	23,200	1,021,054
Euler Hermes*	8,000	752,210
Sanofi-Aventis	17,000	1,185,662
Societe Generale	9,600	574,081
Vivendi	35,000	997,005

		5,235,079

GERMANY — 9.7%
Adidas	10,000	651,443
Allianz	9,400	1,176,372
Bayer	10,000	745,260
E.ON ADR	29,425	919,237
HeidelbergCement	16,000	835,826
The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W INTERNATIONAL EQUITY PORTFOLIO
OCTOBER 31, 2010
COMMON STOCK — continued

	Shares	Value
GERMANY — continued
Hochtief	12,300	$1,064,206
Linde	4,000	575,138
Siemens	11,900	1,357,581

		7,325,063

GREECE — 1.1%
OPAP	42,336	797,316

HONG KONG — 1.7%
First Pacific	1,380,200	1,276,529

ITALY — 1.4%
Telecom Italia	885,000	1,082,448

JAPAN — 18.4%
Air Water	123,500	1,439,683
Aisin Seiki	30,000	941,155
Daito Trust Construction	19,900	1,200,670
East Japan Railway	15,000	926,443
Elpida Memory*	48,000	491,620
Fukuoka Financial Group	186,000	722,756
Hitachi	385,000	1,739,789
Japan Petroleum Exploration	15,500	591,713
Jupiter Telecommunications	561	606,618
Kintetsu World Express	41,000	952,849
Komatsu	42,000	1,028,231
Mitsubishi	58,800	1,412,514
Nintendo	2,600	672,998
Nippon Telegraph & Telephone	25,000	1,134,389

		13,861,428

MEXICO — 1.1%
Grupo Mexico	250,000	824,083

NETHERLANDS — 7.5%
BinckBank	74,846	1,323,235
European Aeronautic Defence and Space*	45,000	1,181,166
Royal Dutch Shell, Cl A	62,000	2,008,282
Wolters Kluwer	49,700	1,129,074

		5,641,757

The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W INTERNATIONAL EQUITY PORTFOLIO
OCTOBER 31, 2010
COMMON STOCK — continued

	Shares	Value
SINGAPORE — 4.8%
Flextronics*	181,500	$1,299,540
Fraser and Neave	200,000	964,265
SIA Engineering	390,000	1,307,784

		3,571,589

SOUTH KOREA — 1.9%
LG Telecom	108,000	700,644
SK Telecom	5,000	757,609

		1,458,253

SPAIN — 0.8%
Viscofan	16,900	587,934

SWEDEN — 1.9%
Investor, Ser B, Cl B	68,600	1,402,756

SWITZERLAND — 11.4%
Bank Sarasin & Cie	8,505	311,317
Credit Suisse Group	22,200	917,570
GAM Holding*	71,000	1,122,572
Julius Baer Group	28,056	1,184,999
Nestle	24,500	1,342,705
Noble	23,800	821,814
Novartis	33,000	1,914,235
Zurich Financial Services	4,000	979,766

		8,594,978

THAILAND — 1.2%
Bangkok Bank NVDR	184,000	914,476

UNITED KINGDOM — 16.6%
Afren*	400,000	828,177
Barclays	210,000	921,963
BHP Billiton ADR	17,300	1,224,840
BP ADR	17,600	718,608
Carnival	22,000	946,168
Diageo ADR	14,925	1,104,450
HSBC Holdings	123,924	1,287,628
Johnson Matthey	26,000	795,626
Tesco	121,000	825,761
The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W INTERNATIONAL EQUITY PORTFOLIO
OCTOBER 31, 2010
COMMON STOCK — continued

	Shares/Number
	of Rights/
	Face Amount	Value
UNITED KINGDOM — continued
Unilever	33,000	$949,158
Vodafone Group	757,000	2,055,678
Willis Group Holdings	27,000	858,600

		12,516,657

UNITED STATES — 2.9%
Coca-Cola Enterprises	44,000	1,056,440
Philip Morris International	19,500	1,140,750

		2,197,190

TOTAL COMMON STOCK (Cost $67,893,428)		74,973,583

RIGHTS — 0.0%

AUSTRIA — 0.0%
EVN, Expires November 2010* (Cost $—)	24,704	1,408

REPURCHASE AGREEMENT — 0.3%
Morgan Stanley 0.110%, dated 10/29/10, to be repurchased on 11/01/10, repurchase price $193,785 (collateralized by a U.S. Treasury Bond, par value $157,739, 2.00%, 01/15/26, with a total market value of $197,659) (Cost $193,783)	$193,783	193,783

TOTAL INVESTMENTS — 99.9% (Cost $68,087,211)		$75,168,774

Percentages are based on Net Assets of $75,271,127.

*	Non-income producing security.

ADR —	American Depositary Receipt

Cl —	Class

NVDR —	Non-Voting Depositary Receipt

Ser —	Series
The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W INTERNATIONAL EQUITY PORTFOLIO
OCTOBER 31, 2010
The following is a summary of the inputs used as of October 31, 2010 in valuing the Portfolio’s investments carried at fair value:

Investments in Securities	Level 1	Level 2	Level 3	Total
Common Stock	$74,973,583	$—	$—	$74,973,583
Rights	1,408	—	—	1,408
Repurchase Agreement	—	193,783	—	193,783

Total Investments in Securities	$74,974,991	$193,783	$—	$75,168,774

Of the Level 1 investments presented above, equity investments amounting to $37,992,300 were considered level 2 investments at the beginning of the period. The primary reason for changes in the classifications between levels 1 and 2 occurs when foreign equity securities are fair valued using other observable market-based inputs in place of the closing exchange price due to events occurring after the close of the exchange or market on which the investment is principally traded. The Portfolio’s foreign equity securities may often be valued at an adjusted fair value amount. For the year ended October 31, 2010, there were no Level 3 securities.
For more information on valuation inputs, see Note 2 in Notes to Financial Statements.
At October 31, 2010, sector diversification of the Portfolio was as follows (Unaudited):

	% of
Sector Diversification	Net Assets	Value
Common Stock
Financials	24.4%	$18,420,946
Industrials	13.5	10,195,039
Consumer Staples	12.3	9,255,805
Telecommunication Services	9.0	6,751,822
Consumer Discretionary	8.1	6,068,779
Materials	8.1	6,086,195
Information Technology	7.6	5,692,846
Energy	6.6	4,968,594
Health Care	5.1	3,845,157
Utilities	4.9	3,688,400

Total Common Stock	99.6	74,973,583
Rights	0.0	1,408
Repurchase Agreement	0.3	193,783

Total Investments	99.9	75,168,774
Total Other Assets and Liabilities	0.1	102,353

Net Assets	100.0%	$75,271,127

The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W PORTFOLIOS
OCTOBER 31, 2010
STATEMENTS OF ASSETS AND LIABILITIES

		Fixed	International
	Equity	Income	Equity
	Portfolio	Portfolio	Portfolio
Assets:
Investments at Value (Cost $42,508,530, $58,380,969 and $68,087,211, respectively)	$45,694,368	$60,205,153	$75,168,774
Cash	1,267	—	—
Dividends and Interest Receivable	31,127	662,809	145,999
Foreign Tax Reclaim Receivable	—	—	78,857
Receivable for Investment Securities Sold	—	—	327,930
Receivable due from Investment Adviser	—	14,166	—
Prepaid Expenses	11,136	11,811	11,767

Total Assets	45,737,898	60,893,939	75,733,327

Liabilities:
Payable for Capital Shares Redeemed	5,000	10,576	—
Payable for Investment Securities Purchased	—	—	301,364
Payable due to Investment Adviser	28,815	23,197	41,198
Payable due to Administrator	7,447	9,992	12,286
Payable for Trustees’ Fees	1,561	2,152	2,526
Chief Compliance Officer Fees Payable	1,255	1,730	2,031
Payable for Income Distributions	—	16,170	—
Accrued Foreign Capital Gains Tax on Appreciated Securities	—	—	50,485
Other Accrued Expenses	36,248	43,973	52,310

Total Liabilities	80,326	107,790	462,200

Net Assets	$45,657,572	$60,786,149	$75,271,127

NET ASSETS:
Paid-in Capital	$49,311,301	$57,888,121	$71,830,259
Undistributed Net Investment Income	18,798	79,937	952,737
Accumulated Net Realized Gain (Loss) on Investments	(6,858,365)	993,907	(4,551,899)
Net Unrealized Appreciation on Investments	3,185,838	1,824,184	7,081,563
Net Unrealized Appreciation on Foreign Currency Transactions	—	—	8,952
Accumulated Foreign Capital Gains Tax on Appreciated Securities	—	—	(50,485)

Net Assets	$45,657,572	$60,786,149	$75,271,127

Institutional Shares:
Outstanding Shares of Beneficial Interest (unlimited authorization — no par value)	4,560,107	5,731,641	5,389,036

Net Asset Value, per Share	$10.01	$10.61	$13.97

Amounts designated as “—” are either $0 or have been rounded to $0.
The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W PORTFOLIOS
FOR THE YEAR ENDED
OCTOBER 31, 2010
STATEMENTS OF OPERATIONS

		Fixed	International
	Equity	Income	Equity
	Portfolio	Portfolio	Portfolio
Investment Income:
Dividends	$856,422	$312,626	$2,305,390
Interest	687	2,718,055	959
Less: Foreign Taxes Withheld	(10,306)	—	(159,597)

Total Income	846,803	3,030,681	2,146,752

Expenses:
Investment Advisory Fees	338,777	253,501	572,355
Administration Fees	93,683	116,893	139,423
Trustees’ Fees	6,767	8,376	10,040
Chief Compliance Officer Fees	4,333	5,279	6,414
Transfer Agent Fees	45,091	49,369	54,093
Shareholder Servicing Fees	24,616	29,321	43,354
Audit Fees	19,157	19,395	19,668
Filing and Registration Fees	17,415	18,106	18,174
Legal Fees	15,590	19,672	23,044
Printing Fees	10,862	12,913	16,078
Custodian Fees	5,000	5,000	29,735
Other Expenses	8,145	25,130	29,760

Total Expenses	589,436	562,955	962,138

Less:
Waiver of Investment Advisory Fees	—	(140,431)	—
Fees Paid Indirectly — Note 4	(32)	(21)	(40)

Net Expenses	589,404	422,503	962,098

Net Investment Income	257,399	2,608,178	1,184,654

Net Realized Gain (Loss) on:
Investments	1,072,760	1,603,191	2,345,775
Foreign Currency Transactions	—	—	(216,465)

Net Realized Gain on Investments and Foreign Currency Transactions	1,072,760	1,603,191	2,129,310

Net Change in Unrealized Appreciation (Depreciation) on:
Investments	3,852,610	1,741,023	5,687,410
Foreign Currency Transactions	—	—	1,478
Foreign Capital Gains Tax on Appreciated Securities	—	—	(45,916)

Net Change in Unrealized Appreciation (Depreciation)	3,852,610	1,741,023	5,642,972

Net Realized and Unrealized Gain on Investments and Foreign Currency	4,925,370	3,344,214	7,772,282

Net Increase in Net Assets Resulting from Operations	$5,182,769	$5,952,392	$8,956,936

Amounts designated as “—” are $0 or have been rounded to $0.
The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W EQUITY PORTFOLIO
STATEMENT OF CHANGES IN NET ASSETS

	Year Ended	Year Ended
	October 31,	October 31,
	2010	2009
Operations:
Net Investment Income	$257,399	$408,442
Net Realized Gain (Loss) on Investments	1,072,760	(6,558,894)
Net Change in Unrealized Appreciation on Investments	3,852,610	8,584,478

Net Increase in Net Assets Resulting from Operations	5,182,769	2,434,026

Dividends and Distributions:
Net Investment Income	(275,050)	(388,381)

Total Dividends and Distributions	(275,050)	(388,381)

Capital Share Transactions:
Issued	3,538,459	5,164,833
Reinvestment of Distributions	267,942	376,756
Redeemed	(6,283,344)	(3,558,396)

Net Increase (Decrease) in Net Assets from Capital Share Transactions	(2,476,943)	1,983,193

Total Increase in Net Assets	2,430,776	4,028,838

Net Assets:
Beginning of Year	43,226,796	39,197,958

End of Year (including undistributed net investment income of $18,798 and $20,061, respectively)	$45,657,572	$43,226,796

Share Transactions:
Issued	372,619	640,786
Reinvestment of Distributions	27,778	47,718
Redeemed	(657,759)	(441,206)

Net Increase (Decrease) in Shares Outstanding from Share Transactions	(257,362)	247,298

The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W FIXED INCOME PORTFOLIO
STATEMENT OF CHANGES IN NET ASSETS

	Year Ended	Year Ended
	October 31,	October 31,
	2010	2009
Operations:
Net Investment Income	$2,608,178	$2,384,119
Net Realized Gain on Investments	1,603,191	639,208
Net Change in Unrealized Appreciation on Investments	1,741,023	6,532,626

Net Increase in Net Assets Resulting from Operations	5,952,392	9,555,953

Dividends and Distributions:
Net Investment Income	(2,630,894)	(2,396,568)

Total Dividends and Distributions	(2,630,894)	(2,396,568)

Capital Share Transactions:
Issued	8,975,642	3,574,445
Reinvestment of Distributions	2,442,289	2,213,471
Redeemed	(6,297,103)	(4,658,537)

Net Increase in Net Assets from Capital Share Transactions	5,120,828	1,129,379

Total Increase in Net Assets	8,442,326	8,288,764

Net Assets:
Beginning of Year	52,343,823	44,055,059

End of Year (including undistributed net investment income of $79,937 and $25,807, respectively)	$60,786,149	$52,343,823

Share Transactions:
Issued	876,891	379,550
Reinvestment of Distributions	237,319	235,338
Redeemed	(614,416)	(504,183)

Net Increase in Shares Outstanding from Share Transactions	499,794	110,705

The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W INTERNATIONAL EQUITY PORTFOLIO
STATEMENT OF CHANGES IN NET ASSETS

	Year Ended	Year Ended
	October 31,	October 31,
	2010	2009
Operations:
Net Investment Income	$1,184,654	$995,418
Net Realized Gain (Loss) on Investments and Foreign Currency Transactions	2,129,310	(5,461,786)
Net Change in Unrealized Appreciation on Investments, Foreign Currency Transactions and Foreign Capital Gains Tax on Appreciated Securities	5,642,972	18,728,611

Net Increase in Net Assets Resulting from Operations	8,956,936	14,262,243

Dividends and Distributions:
Net Investment Income	(844,284)	(954,010)

Total Dividends and Distributions	(844,284)	(954,010)

Capital Share Transactions:
Issued	15,235,676	5,840,118
Reinvestment of Distributions	815,682	915,590
Redemption Fees — Note 2	3,878	—
Redeemed	(13,496,451)	(6,993,309)

Net Increase (Decrease) in Net Assets from Capital Share Transactions	2,558,785	(237,601)

Total Increase in Net Assets	10,671,437	13,070,632

Net Assets:
Beginning of Year	64,599,690	51,529,058

End of Year (including undistributed net investment income of $952,737 and $828,832, respectively)	$75,271,127	$64,599,690

Share Transactions:
Issued	1,217,205	557,134
Reinvestment of Distributions	63,576	91,013
Redeemed	(1,039,297)	(684,027)

Net Increase (Decrease) in Shares Outstanding from Share Transactions	241,484	(35,880)

The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W EQUITY PORTFOLIO
FINANCIAL HIGHLIGHTS
Selected Per Share Data & Ratios
For a Share Outstanding Throughout Each Year

	Years Ended October 31,
	2010	2009	2008	2007	2006
Net Asset Value, Beginning of Year	$8.97	$8.58	$14.24	$14.19	$13.16

Income from Operations:
Net Investment Income(1)	0.05	0.09	0.12	0.10	0.12
Net Realized and Unrealized Gain (Loss)	1.05	0.38	(4.59)	1.96	1.54

Total from Operations	1.10	0.47	(4.47)	2.06	1.66

Redemption Fees	—	—	—	— †	—

Dividends and Distributions:
Net Investment Income	(0.06)	(0.08)	(0.12)	(0.13)	(0.10)
Net Realized Gain	—	—	(1.07)	(1.88)	(0.53)
Return of Capital	—	—	— †	—	—

Total Dividends and Distributions	(0.06)	(0.08)	(1.19)	(2.01)	(0.63)

Net Asset Value, End of Year	$10.01	$8.97	$8.58	$14.24	$14.19

Total Return††	12.28%	5.64%	(34.02)%	15.91%	12.99%

Ratios and Supplemental Data:
Net Assets, End of Year (Thousands)	$45,658	$43,227	$39,198	$55,678	$50,490
Ratio of Expenses to Average Net Assets(2)	1.30%	1.40%	1.22%	1.24%	1.31%
Ratio of Net Investment Income to Average Net Assets	0.57%	1.08%	1.00%	0.76%	0.88%
Portfolio Turnover Rate	34%	41%	46%	52%	46%

†	Amount was less than $0.01 per share.

††	Returns shown do not reflect the deduction of taxes that a shareholder would pay on portfolio distributions or the redemption of portfolio shares.

(1)	Per share calculations were performed using average shares for the year.

(2)	The Ratio of Expenses to Average Net Assets excludes the effect of fees paid indirectly. If these expense offsets were included, the ratio would have been 1.30%, 1.40%, 1.22%, 1.23% and 1.31% for the fiscal years ended 2010, 2009, 2008, 2007 and 2006, respectively.
Amounts designated as “—” are either $0 or round to $0.
The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W FIXED INCOME PORTFOLIO
FINANCIAL HIGHLIGHTS
Selected Per Share Data & Ratios
For a Share Outstanding Throughout Each Year

	Years Ended October 31,
	2010	2009	2008	2007	2006
Net Asset Value, Beginning of Year	$10.00	$8.60	$9.98	$10.01	$9.96

Income from Operations:
Net Investment Income(1)	0.48	0.47	0.48	0.48	0.45
Net Realized and Unrealized Gain (Loss)	0.61	1.40	(1.37)	(0.04)	0.05

Total from Operations	1.09	1.87	(0.89)	0.44	0.50

Dividends and Distributions:
Net Investment Income	(0.48)	(0.47)	(0.49)	(0.47)	(0.45)

Total Dividends and Distributions	(0.48)	(0.47)	(0.49)	(0.47)	(0.45)

Net Asset Value, End of Year	$10.61	$10.00	$8.60	$9.98	$10.01

Total Return†	11.16%	22.23%	(9.35)%	4.50%	5.19%

Ratios and Supplemental Data:
Net Assets, End of Year (Thousands)	$60,786	$52,344	$44,055	$48,420	$35,322
Ratio of Expenses to Average Net Assets(2)	0.75%	0.75%	0.75%	0.75%	0.85%
Ratio of Expenses to Average Net Assets (Excluding Waivers)	1.00%	1.09%	0.95%	1.00%	1.11%
Ratio of Net Investment Income to Average Net Assets	4.63%	5.01%	4.87%	4.81%	4.57%
Portfolio Turnover Rate	89%	147%	103%	68%	86%

†	Returns shown do not reflect the deduction of taxes that a shareholder would pay on portfolio distributions or the redemption of portfolio shares. Total return would have been lower had the Adviser not waived a portion of its fees during the period.

(1)	Per share calculations were performed using average shares for the year.

(2)	The Ratio of Expenses to Average Net Assets excludes the effect of fees paid indirectly. If these expense offsets were included, the ratio would have been the same as the ratio reported.
Amounts designated as “—” are either $0 or round to $0.
The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	TS&W INTERNATIONAL EQUITY PORTFOLIO
FINANCIAL HIGHLIGHTS
Selected Per Share Data & Ratios
For a Share Outstanding Throughout Each Year

	Years Ended October 31,
	2010	2009	2008	2007	2006
Net Asset Value, Beginning of Year	$12.55	$9.94	$21.16	$19.08	$14.83

Income from Operations:
Net Investment Income(1)	0.22	0.19	0.26	0.28	0.16
Net Realized and Unrealized Gain (Loss)	1.36	2.61	(8.99)	4.37	4.17

Total from Operations	1.58	2.80	(8.73)	4.65	4.33

Redemption Fees	— †	—	— †	— †	—

Dividends and Distributions:
Net Investment Income	(0.16)	(0.19)	(0.20)	(0.09)	(0.08)
Net Realized Gain	—	—	(2.29)	(2.48)	—

Total Dividends and Distributions	(0.16)	(0.19)	(2.49)	(2.57)	(0.08)

Net Asset Value, End of Year	$13.97	$12.55	$9.94	$21.16	$19.08

Total Return††	12.73%	28.58%	(46.36)%	26.86%	29.33%

Ratios and Supplemental Data:
Net Assets, End of Year (Thousands)	$75,271	$64,600	$51,529	$91,838	$70,503
Ratio of Expenses to Average Net Assets(2)	1.43%	1.67%	1.53%	1.55%	1.61%
Ratio of Net Investment Income to Average Net Assets	1.76%	1.87%	1.67%	1.47%	0.96%
Portfolio Turnover Rate	43%	42%	40%	41%	74%

†	Amount was less than $0.01 per share.

††	Returns shown do not reflect the deduction of taxes that a shareholder would pay on portfolio distributions or the redemption of portfolio shares.

(1)	Per share calculations were performed using average shares for the year.

(2)	The Ratio of Expenses to Average Net Assets excludes the effect of fees paid indirectly. If these expense offsets were included, the ratio would have been 1.43%, 1.67%, 1.52%, 1.55% and 1.61% for the fiscal years ended 2010, 2009, 2008, 2007 and 2006, respectively.
Amounts designated as “—” are either $0 or round to $0.
The accompanying notes are an integral part of the financial statements.

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
NOTES TO FINANCIAL STATEMENTS
1. Organization:
The Advisors’ Inner Circle Fund (the “Trust”) is organized as a Massachusetts business trust under an Amended and Restated Agreement and Declaration of Trust dated February 18, 1997. The Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company with 34 portfolios. The financial statements herein are those of the TS&W Equity Portfolio, TS&W Fixed Income Portfolio and TS&W International Equity Portfolio (the “Portfolios”). The TS&W Equity Portfolio seeks maximum long-term total return consistent with reasonable risk to principal, by investing in a diversified portfolio of common stocks of relatively large companies. The TS&W Fixed Income Portfolio seeks maximum long-term total return consistent with reasonable risk to principal, by investing primarily in investment grade debt securities of varying maturities. The TS&W International Equity Portfolio seeks maximum long-term total return consistent with reasonable risk to principal, by investing in a diversified portfolio of common stocks of primarily non-U.S. issuers. The Portfolios may change their investment objective without shareholder approval. The financial statements of the remaining portfolios in the Trust are presented separately. The assets of each portfolio are segregated, and a shareholder’s interest is limited to the portfolio in which shares are held.
2. Significant Accounting Policies:
The following is a summary of the Significant Accounting Policies followed by the Portfolios.
Use of Estimates — The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates, and could have a material impact to the Portfolios.
Security Valuation — Securities listed on a securities exchange, market or automated quotation system for which quotations are readily available (except for securities traded on NASDAQ), including securities traded over the counter, are valued at the last quoted sale price on the primary exchange or market (foreign or domestic) on which they are traded, or, if there is no such reported sale, at the most recent quoted bid price. For securities traded on NASDAQ, the NASDAQ Official Closing Price will be used. If available, debt securities are priced based upon valuations provided by

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
independent, third-party pricing agents. Such values generally reflect the last reported sales price if the security is actively traded. The third-party pricing agents may also value debt securities at an evaluated bid price by employing methodologies that utilize actual market transactions, broker-supplied valuations, or other methodologies designed to identify the market value for such securities. Debt obligations with remaining maturities of sixty days or less may be valued at their amortized cost, which approximates market value. The prices for foreign securities are reported in local currency and converted to U.S. dollars using currency exchange rates. Prices for most securities held in the Portfolios are provided daily by recognized independent pricing agents. If a security price cannot be obtained from an independent, third-party pricing agent, the Portfolios seek to obtain a bid price from at least one independent broker.
Securities for which market prices are not “readily available” are valued in accordance with Fair Value Procedures established by the Portfolios’ Board of Trustees (the “Board”). The Portfolios’Fair Value Procedures are implemented through a Fair Value Committee (the “Committee”) designated by the Board. Some of the more common reasons that may necessitate that a security be valued using Fair Value Procedures include: the security’s trading has been halted or suspended; the security has been de-listed from a national exchange; the security’s primary trading market is temporarily closed at a time when under normal conditions it would be open; the security has not been traded for an extended period of time; the security’s primary pricing source is not able or willing to provide a price; or trading of the security is subject to local government imposed restrictions. When a security is valued in accordance with the Fair Value Procedures, the Committee will determine the value after taking into consideration relevant information reasonably available to the Committee.
For securities in the TS&W Equity Portfolio and the TS&W International Equity Portfolio that principally trade on a foreign market or exchange, a significant gap in time can exist between the time of a particular security’s last trade and the time at which the Portfolio calculates its net asset value. The closing prices of such securities may no longer reflect their market value at the time the Portfolio calculates net asset value if an event that could materially affect the value of those securities (a “Significant Event”) has occurred between the time of the security’s last close and the time that the Portfolio calculates net asset value. A Significant Event may relate to a single issuer or to an entire market sector. If the Adviser of the TS&W Equity Portfolio and the TS&W International Equity Portfolio becomes aware of a Significant Event that has occurred with respect to a security or group of securities after the closing of the exchange or market on which the security or securities principally trade, but

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
before the time at which the TS&W Equity Portfolio and the TS&W International Equity Portfolio calculates its net asset value, it may request that a Committee Meeting be called. In addition, the Portfolios’Administrator monitors price movements among certain selected indices, securities and/or baskets of securities that may be an indicator that the closing prices received earlier from foreign exchanges or markets may not reflect market value at the time the TS&W Equity Portfolio and the TS&W International Equity Portfolio calculates its net asset value. If price movements in a monitored index or security exceed levels established by the administrator, the Administrator notifies the Adviser for the TS&W Equity Portfolio and the TS&W International Equity Portfolio that such limits have been exceeded. In such event, the Adviser makes the determination whether a Committee Meeting should be called based on the information provided.
The TS&W International Equity Portfolio uses Interactive Data Pricing and Reference Data, Inc. (“Interactive Data”) as a third party fair valuation vendor. Interactive Data provides a fair value for foreign securities in the Portfolio based on certain factors and methodologies (involving, generally, tracking valuation correlations between the U.S. market and each non-U.S. security) applied by Interactive Data in the event that there is a movement in the U.S. market that exceeds a specific threshold established by the Committee. The Committee establishes a “confidence interval” which is used to determine the level of correlation between the value of a foreign security and movements in the U.S. market before a particular security is fair valued when the threshold is exceeded. In the event that the threshold established by the Committee is exceeded on a specific day, the Portfolio values its non-U.S. securities that exceed the applicable “confidence interval” based upon the fair values provided by Interactive Data. In such event, it is not necessary to hold a Committee meeting. In the event that the Adviser believes that the fair values provided by Interactive Data are not reliable, the Adviser contacts the Portfolio’s administrator and may request that a meeting of the Committee be held.
If a local market in which the Portfolio owns securities is closed for one or more days, the Portfolio shall value all securities held in that corresponding currency based on the fair value prices provided by Interactive Data using the predetermined confidence interval discussed above.
As of October 31, 2010, there were no securities valued in accordance with fair value procedures.
In accordance with the authoritative guidance on fair value measurements and disclosure under GAAP, the Portfolios disclose the fair value of their investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure the

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
fair value. The objective of a fair value measurement is to determine the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Accordingly, the fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:
Level 1 — Unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities that the Portfolios have the ability to access at the measurement date;
Level 2 — Other significant observable inputs (includes quoted prices for similar securities, interest rates, prepayment speeds, credit risk, referenced indices, quoted prices in inactive markets, adjusted quoted prices in active markets, adjusted quoted prices on foreign equity securities that were adjusted in accordance with pricing procedures approved by the Board, etc.); and
Level 3 — Prices, inputs or exotic modeling techniques which are both significant to the fair value measurement and unobservable (supported by little or no market activity).
Investments are classified within the level of the lowest significant input considered in determining fair value. Investments classified within Level 3 whose fair value measurement considers several inputs may include Level 1 or Level 2 inputs as components of the overall fair value measurement.
For the year ended October 31, 2010, there have been no significant changes to the Trust’s fair valuation methodology.
Federal Income Taxes — It is the Portfolios’ intention to continue to qualify as regulated investment companies for Federal income tax purposes by complying with the appropriate provisions of Subchapter M of the Internal Revenue Code of 1986, as amended. Accordingly, no provisions for Federal income taxes have been made in the financial statements.
The Portfolios evaluate tax positions taken or expected to be taken in the course of preparing the Portfolios’ tax returns to determine whether it is “more-likely-than-not” (i.e., greater than 50-percent) that each tax position will be sustained upon examination by a taxing authority based on the technical merits of the position. Tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current year. The Portfolios did not record any tax

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
provision in the current period. However, management’s conclusions regarding tax positions taken may be subject to review and adjustment at a later date based on factors including, but not limited to, examination by tax authorities (i.e., the last 3 tax year ends, as applicable), on-going analysis of and changes to tax laws, regulations and interpretations thereof.
Security Transactions and Investment Income — Security transactions are accounted for on trade date, the date the trade was executed. Costs used in determining realized gains and losses on the sale of investment securities are based on the specific identification method. Dividend income is recorded on the ex-dividend date. Interest income is recognized on the accrual basis from settlement date. Discounts and premiums on securities purchased are accreted and amortized using the scientific interest method, which approximates the effective interest method.
Repurchase Agreements — In connection with transactions involving repurchase agreements, a third party custodian bank takes possession of the underlying securities (“collateral”), the value of which exceeds the principal amount of the repurchase transaction, including accrued interest. Such collateral will be cash, debt securities issued or guaranteed by the U.S. Government, securities that at the time the repurchase agreement is entered into are rated in the highest category by a nationally recognized statistical rating organization (“NRSRO”) or unrated category by an NRSRO, as determined by the Adviser. In the event of default on the obligation to repurchase, the Portfolios have the right to liquidate the collateral and apply the proceeds in satisfaction of the obligation. In the event of default or bankruptcy by the counterparty to the agreement, realization and/or retention of the collateral or proceeds may be subject to legal proceedings.
Foreign Currency Translation — The books and records of the TS&W International Equity Portfolio are maintained in U.S. dollars. Investment securities and other assets and liabilities denominated in a foreign currency are translated into U.S. dollars on the date of valuation. The TS&W International Equity Portfolio does not isolate that portion of realized or unrealized gains and losses resulting from changes in the foreign exchange rate from fluctuations arising from changes in the market prices of the securities. These gains and losses are included in net realized and unrealized gains and losses on investments on the Statement of Operations. Net realized and unrealized gains and losses on foreign currency transactions represent net foreign exchange gains or losses from forward foreign currency exchange contracts, disposition of foreign currencies, currency gains or losses realized between trade and settlement dates on securities transactions and the difference between the amount of the investment income and foreign withholding taxes recorded on the

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
TS&W International Equity Portfolio’s books and the U.S. dollar equivalent amounts actually received or paid.
Forward Foreign Currency Exchange Contracts — The Portfolio may enter into forward foreign currency exchange contracts to protect the value of securities held and related receivables and payables against changes in future foreign exchange rates. A forward currency contract is an agreement between two parties to buy and sell currency at a set price on a future date. The market value of the contract will fluctuate with changes in currency exchange rates. The contract is marked-to-market daily using the current forward rate and the change in market value is recorded by the Portfolio as unrealized gain or loss. The Portfolio recognizes realized gains or losses when the contract is closed, equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Risks may arise from unanticipated movements in the value of a foreign currency relative to the U.S. dollar. Risks may also arise upon entering into these contracts from the potential inability of counterparties to meet the terms of their contracts and are generally limited to the amount of unrealized gain on the contracts at the date of default. As of October 31, 2010, the Portfolio had no open forward foreign currency contracts.
Expenses — Most expenses of the Trust can be directly attributed to a particular portfolio. Expenses that cannot be directly attributed to a portfolio are apportioned among the portfolios of the Trust based on the number of portfolios and/or relative net assets.
Dividends and Distributions to Shareholders — The TS&W Equity Portfolio distributes substantially all of its net investment income, if any, quarterly. The TS&W Fixed Income Portfolio declares all of its net investment income, if any, daily and distributes it monthly. The TS&W International Equity Portfolio distributes substantially all of its net investment income annually. Any net realized capital gains are distributed at least annually. All distributions are recorded on ex-dividend date.
Investments in REITs — With respect to the Portfolio, dividend income is recorded based on the income included in distributions received from the REIT investments using published REIT reclassifications including some management estimates when actual amounts are not available. Distributions received in excess of any estimated amount are recorded as a reduction of the cost of investments or reclassified to capital gains. The actual amounts of income, return of capital, and capital gains are only determined by each REIT after its fiscal year-end, and may differ from the estimated amounts.

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
Redemption Fees — The TS&W Equity Portfolio and TS&W International Equity Portfolio retain a redemption fee of 1.00% on redemptions of capital shares held for less than 60 days. For the year ended October 31, 2009, there were no redemption fees retained for either Portfolio. For the year ended October 31, 2010 there were $0 and $3,878, respectively, in redemption fees retained by the TS&W Equity Portfolio and the TS&W International Equity Portfolio.
3. Transactions with Affiliates:
Certain officers of the Trust are also officers of SEI Investments Global Funds Services (the “Administrator”) and/or SEI Investments Distribution Co. (the “Distributor”). Such officers are paid no fees by the Trust for serving as officers of the Trust.
A portion of the services provided by the Chief Compliance Officer (“CCO”) and his staff, whom are employees of the Administrator, are paid for by the Trust as incurred. The services include regulatory oversight of the Trust’s Advisors and service providers as required by SEC regulations. The CCO’s services and fees have been approved by and are reviewed by the Board.
4. Administration, Shareholder Servicing, Distribution, Transfer Agent and Custodian Agreements:
The Portfolios and the Administrator, a wholly-owned subsidiary of SEI Investments Company, are parties to an Administration Agreement under which the Administrator provides administrative services for an annual fee equal to the higher of $125,000 for one portfolio, $250,000 for two portfolios, $350,000 for three portfolios, plus $75,000 per additional portfolio, plus $20,000 per additional class or 0.12% of the first $250 million, 0.10% of the next $250 million, 0.08% of the next $250 million and 0.04% of any amount above $750 million of the Portfolios’ average daily net assets.
The Trust and the Distributor are parties to a Distribution Agreement. The Distributor receives no fees under the agreement.
Certain brokers, dealers, banks, trust companies and other financial representatives received compensation from the Portfolios for providing a variety of services, including record keeping and transaction processing. Such fees were based on the assets of the Portfolios that were serviced by the financial representative. Such fees are paid by the Portfolios to the extent that the number of accounts serviced by the financial representative multiplied by the account fee charged by the Portfolios’ transfer agent would not exceed the amount that would have been charged had the accounts serviced by the financial representative been serviced directly through the transfer agent. All fees in excess of this calculated amount

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
are paid by Thompson, Siegel & Walmsley LLC (the “Adviser”). These fees are disclosed on the Statement of Operations as Shareholder Servicing Fees.
DST Systems, Inc. (the “Transfer Agent”) serves as the transfer agent and dividend disbursing agent for the Portfolios under a transfer agency agreement.
The Portfolios earned cash management credits which are used to offset transfer agent expenses. These amounts are labeled as “Fees Paid Indirectly” on the Statement of Operations.
Union Bank, N.A. acts as Custodian (the “Custodian”) for the Portfolios. The Custodian plays no role in determining the investment policies of the Portfolios or which securities are to be purchased or sold by the Portfolios.
5. Investment Advisory Agreement:
Under the terms of an investment advisory agreement, the Adviser, an affiliate of Old Mutual (U.S.) Holdings Inc., provides investment advisory services to the Portfolios at a fee calculated at an annual rate of the average daily net assets for each portfolio, as follows:

TS&W Portfolios	Rate
Equity	0.75%
Fixed Income	0.45%
International Equity	0.65%*

*	Effective June 1, 2010, the Board of Trustees approved the reduction of investment advisory fees from 1.00% to 0.65% for the TS&W International Equity Portfolio.
For each Portfolio, the Adviser has voluntarily agreed to waive a portion of its advisory fees and to assume expenses, if necessary, in order to keep the Portfolios’ total annual operating expenses from exceeding 1.50%, 0.75%, and 1.75% of the average daily net assets of TS&W Equity Portfolio, TS&W Fixed Income Portfolio, and TS&W International Equity Portfolio, respectively. The Advisor does not have the ability to recapture previously waived fees or reimbursed expenses.
6. Investment Transactions:
For the year ended October 31, 2010, the purchases and sales and maturities of investment securities other than long-term U.S. Government and short-term securities were:

		Sales and
TS&W Portfolios	Purchases	Maturities
Equity	$14,630,819	$15,523,154
Fixed Income	32,414,136	25,477,965
International Equity	30,970,425	28,366,063

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
Purchases and sales and maturities of long-term U.S. Government securities were $16,095,107 and $20,322,135, respectively for the TS&W Fixed Income Portfolio. There were no purchases or sales and maturities of long-term U.S. Government securities for the TS&W Equity Portfolio or the TS&W International Equity Portfolio.
7. Federal Tax Information:
The amount and character of income and capital gain distributions to be paid, if any, are determined in accordance with Federal income tax regulations, which may differ from U.S. generally accepted accounting principles.
As a result, net investment income (loss) and net realized gain/(loss) on investment transactions for a reporting period may differ significantly from distributions during the year. The book/tax differences may be temporary or permanent. To the extent these differences are permanent in nature, they are charged or credited to undistributed net investment income (loss), accumulated net realized gain (loss) or paid-in capital as appropriate, in the period that the difference arises.
Accordingly, the following permanent differences, primarily attributable to real estate investment trust adjustments, paydown adjustments and foreign currency gain/loss have been reclassified to (from) the following accounts:

	Undistributed	Accumulated
	Net Investment	Net Realized
TS&W Portfolios	Income (Loss)	Gain/(Loss)
Equity	$16,388	$(16,388)
Fixed Income	$76,846	$(76,846)
International Equity	$(216,465)	$216,465
The tax character of dividends and distributions declared during the last two fiscal years were as follows:

	Ordinary	Long-Term
TS&W Portfolios	Income	Capital Gain	Total
Equity
2010	$275,050	$—	$275,050
2009	388,381	—	388,381
Fixed Income
2010	$2,630,894	$—	$2,630,894
2009	2,396,568	—	2,396,568
International Equity
2010	$844,284	$—	$844,284
2009	954,010	—	954,010

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
As of October 31, 2010, the components of Distributable Earnings/(Accumulated Losses) on a tax basis were as follows:

	TS&W Portfolios
			International
	Equity	Fixed Income	Equity
Undistributed Ordinary Income	$18,800	$1,184,485	$952,947
Undistributed Long-Term Capital Gain	—	128,598	—
Capital Loss Carryforwards	(6,841,454)	—	(4,368,638)
Unrealized Appreciation	3,168,931	1,814,939	6,856,559
Other Temporary Differences	(6)	(229,994)	—

Total Distributable Earnings (Accumulated Losses)	$(3,653,729)	$2,898,028	$3,440,868

For Federal income tax purposes, capital loss carryforwards represent realized losses of the Portfolios that may be carried forward for a maximum period of eight years and applied against future capital gains as follows:

			Total Capital
			Loss
	Expires	Expires	Carryforward
TS&W Portfolios	2017	2016	10/31/10
Equity	$6,558,894	$282,560	$6,841,454
International Equity	4,368,638	—	4,368,638
During the year ended October 31, 2010, the TS&W Equity Portfolio, the TS&W Fixed Income Portfolio and the TS&W International Equity Portfolio utilized $1,056,372, $532,438 and $2,312,271, respectively, of capital loss carryforwards to offset capital gains.
The Federal tax cost and aggregate gross unrealized appreciation and depreciation for the investments held (excluding accumulated foreign capital gains tax on appreciated securities and foreign currency) by the Portfolios at October 31, 2010, were as follows:

		Aggregate Gross	Aggregate Gross
	Federal	Unrealized	Unrealized	Net Unrealized
TS&W Portfolios	Tax Cost	Appreciation	Depreciation	Appreciation
Equity	$42,525,437	$6,131,584	$(2,962,653)	$3,168,931
Fixed Income	58,390,214	2,683,044	(2,868,105)	1,814,939
International Equity	68,270,682	10,977,819	(4,079,727)	6,898,092

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
8. Concentration of Risk:
At October 31, 2010, the net assets of the TS&W International Equity Portfolio were substantially comprised of foreign denominated securities and/or currency. Changes in currency exchange rates will affect the value of and investment income from such securities and currency.
When the TS&W International Equity Portfolio invests in foreign securities, it will be subject to risks not typically associated with domestic securities. Although ADRs and GDRs are alternatives to directly purchasing the underlying foreign securities in their national markets and currencies, they are also subject to many of the risks associated with investing directly in foreign securities. Foreign investments, especially investments in emerging markets, can be riskier and more volatile than investments in the United States. Adverse political and economic developments or changes in the value of foreign currency can make it more difficult for the TS&W International Equity Portfolio to sell its securities and could reduce the value of your shares. Differences in tax and accounting standards and difficulties in obtaining information about foreign companies can negatively affect investment decisions. Unlike more established markets, emerging markets may have governments that are less stable, markets that are less liquid and economies that are less developed.
The TS&W International Equity Portfolio may be subject to taxes imposed by countries in which it invests. Such taxes are generally based on either income or gains realized or repatriated. The TS&W International Equity Portfolio accrues and applies such taxes to net investment income, net realized gains and net unrealized gains as income and/or capital gains earned.
The market values of the TS&W Fixed Income Portfolio investments will change in response to interest rate changes and other factors. Rising interest rates tend to cause the prices of debt securities (especially those with longer maturities) and the Portfolio’s share price to fall. Rising interest rates may also cause investors to pay off mortgage-backed and asset-backed securities later than anticipated, forcing the Portfolio to keep its money invested at lower rates. Falling interest rates, however, generally cause investors to pay off mortgage-backed and asset-backed securities earlier than expected, forcing the Portfolio to reinvest the money at a lower interest rate.
The credit rating or financial condition of an issuer may affect the value of a debt security. Generally, the lower the quality rating of a security, the greater the risk that the issuer will fail to pay interest fully and return principal in a timely manner. If an issuer defaults or becomes unable to honor its financial obligations, the security may lose some or all of its value. The issuer of an investment-grade security is more likely to pay interest and repay principal than an issuer of a lower rated bond. Adverse economic conditions or changing circumstances, however, may weaken the capacity of the issuer to pay interest and repay principal.

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
9. Other:
At October 31, 2010, the percentage of total shares outstanding held by significant shareholders for each Portfolio, which were comprised of omnibus accounts that were held on behalf of several individual shareholders was as follows:

	No. of	%
TS&W Portfolios	Shareholders	Ownership
Equity	1	58%
Fixed Income	1	63%
International Equity	1	58%
In the normal course of business, the Portfolios enter into contracts that provide general indemnifications. The Portfolios’ maximum exposure under these arrangements is dependent on future claims that may be made against the Portfolios and, therefore, cannot be established; however, based on experience, the risk of loss from such claims is considered remote.
10. Recent Accounting Pronouncement:
In January 2010, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2010-06, “Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 will require reporting entities to make new disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. The new and revised disclosures are effective for interim and annual reporting periods beginning after December 15, 2010. At this time, management is evaluating the implications of ASU No. 2010-06 and its impact on the financial statements has not been determined.
11. Subsequent Events:
The Portfolios have evaluated the need for disclosures and/or adjustments resulting from subsequent events through the date the financial statements were issued. This evaluation did not result in any subsequent events that necessitated disclosures and/or adjustments with the exception of the following.
During the Quarterly Meeting of the Board of Trustees (the “Board”) of The Advisors’ Inner Circle Fund (the “Trust”) held on November 9-10, 2010, the Board approved the proposed reorganization of the TS&W International Equity Portfolio (the “Fund”) into Transamerica TS&W International Equity, a newly created series of Transamerica Funds (the “New Fund”). The shareholders of the Fund will be asked to approve the reorganization at a special meeting of the shareholders, which is expected to be held on February 16, 2011. If approved, shares of the Fund will be exchanged, on a tax-free basis, for Class I shares of the New Fund with an equal aggregate net asset value.

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Trustees of
The Advisors’ Inner Circle Fund and Shareholders of
TS&W Equity Portfolio
TS&W Fixed Income Portfolio and
TS&W International Equity Portfolio:
In our opinion, the accompanying statements of assets and liabilities, including the schedules of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of TS&W Equity Portfolio, TS&W Fixed Income Portfolio and TS&W International Equity Portfolio (three of the portfolios constituting The Advisors’ Inner Circle Fund, hereafter referred to as the “Funds”) at October 31, 2010, the results of each of their operations for the year then ended, the changes in each of their net assets for each of the two years in the period then ended and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Funds’ management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at October 31, 2010 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
December 17, 2010

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
DISCLOSURE OF PORTFOLIO EXPENSES (Unaudited)
All mutual funds have operating expenses. As a shareholder of a mutual fund, your investment is affected by these ongoing costs, which include (among others) costs for portfolio management, administrative services, and shareholder reports like this one. It is important for you to understand the impact of these costs on your investment returns.
Operating expenses such as these are deducted from a mutual fund’s gross income and directly reduce your final investment return. These expenses are expressed as a percentage of the mutual fund’s average net assets; this percentage is known as the mutual fund’s expense ratio.
The following examples use the expense ratio and are intended to help you understand the ongoing costs (in dollars) of investing in your Portfolio and to compare these costs with those of other mutual funds. The examples are based on an investment of $1,000 made at the beginning of the period shown and held for the entire period.
The table on the next page illustrates your Portfolio’s costs in two ways:
Actual Portfolio Return. This section helps you to estimate the actual expenses after fee waivers that your Portfolio incurred over the period. The “Expenses Paid During Period” column shows the actual dollar expense cost incurred by a $1,000 investment in the Portfolio, and the “Ending Account Value” number is derived from deducting that expense cost from the Portfolio’s gross investment return.
You can use this information, together with the actual amount you invested in the Portfolio, to estimate the expenses you paid over that period. Simply divide your actual account value by $1,000 to arrive at a ratio (for example, an $8,600 account value divided by $1,000 = $8.6), then multiply that ratio by the number shown for your Portfolio under “Expenses Paid During Period.”
Hypothetical 5% Return. This section helps you compare your Portfolio’s costs with those of other mutual funds. It assumes that the Portfolio had an annual 5% return before expenses during the year, but that the expense ratio (Column 3) for the period is unchanged. This example is useful in making comparisons because the Securities and Exchange Commission requires all mutual funds to make this 5% calculation. You can assess your Portfolio’s comparative cost by comparing the hypothetical result for your Portfolio in the “Expense Paid During Period” column with those that appear in the same charts in the shareholder reports for other mutual funds.
NOTE: Because the return is set at 5% for comparison purposes — NOT your Portfolio’s actual return — the account values shown may not apply to your specific investment.

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
DISCLOSURE OF PORTFOLIO EXPENSES (concluded) (Unaudited)

	Beginning	Ending		Expenses
	Account	Account	Annualized	Paid
	Value	Value	Expense	During
	5/1/10	10/31/10	Ratios	Period*

TS&W Equity Portfolio

Actual Portfolio Return
Institutional Shares	$1,000.00	$977.50	1.34%	$6.68

Hypothetical 5% Return
Institutional Shares	1,000.00	1,018.45	1.34	6.82

TS&W Fixed Income Portfolio

Actual Portfolio Return
Institutional Shares	$1,000.00	$1,059.50	0.75%	$3.89

Hypothetical 5% Return
Institutional Shares	1,000.00	1,021.42	0.75	3.82

TS&W International Equity Portfolio

Actual Portfolio Return
Institutional Shares	$1,000.00	$1,070.50	1.31%	$6.84

Hypothetical 5% Return
Institutional Shares	1,000.00	1,018.60	1.31	6.67

*	Expenses are equal to the Portfolio’s annualized expense ratio multiplied by the average account value over the period, multiplied by 184/365 (to reflect the one-half year period).

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
TRUSTEES AND OFFICERS OF THE ADVISORS’ INNER CIRCLE FUND (Unaudited)
Set forth below are the names, age, position with the Trust, length of term of office, and the principal occupations for the last five years of each of the persons currently serving as Trustees and Officers of the Trust. Trustees who are deemed not to be “interested persons” of the Trust are referred to as “Independent Board Members.” Messrs. Nesher and Doran are Trustees who may be deemed to be “interested” persons of the Trust as that

Term of
	Position(s)	Office and
Name, Address,	Held with	Length of
Age[1]	the Trust	Time Served[2]

INTERESTED BOARD MEMBERS

ROBERT A. NESHER 64 yrs. old	Chairman of the Board of Trustees	(Since 1991)

WILLIAM M. DORAN	Trustee	(Since 1992)
1701 Market Street
Philadelphia, PA 19103
70 yrs. old

1	Unless otherwise noted, the business address of each Trustee is SEI Investments Company, 1 Freedom Valley Drive, Oaks, Pennsylvania 19456.

2	Each Trustee shall hold office during the lifetime of this Trust until the election and qualification of his or her successor, or until he or she sooner dies, resigns or is removed in accordance with the Trust’s Declaration of Trust.

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
TRUSTEES AND OFFICERS OF THE ADVISORS’ INNER CIRCLE FUND (Unaudited)
term is defined in the 1940 Act by virtue of their affiliation with the Trust’s Distributor. The Trust’s Statement of Additional Information (“SAI”) includes additional information about the Trustees and Officers. The SAI may be obtained without charge by calling 1-866-487-9386. The following chart lists Trustees and Officers as of October 31, 2010.

	Number of
	Funds
	in The Advisors’
	Inner Circle Fund
Principal Occupation(s)	Overseen by	Other Directorships
During Past 5 Years	Board Member	Held by Board Member[3]

Currently performs various services on behalf of SEI Investments for which Mr. Nesher is compensated.	34	Trustee of The Advisors’ Inner Circle Fund II, Bishop Street Funds, SEI Asset Allocation Trust, SEI Daily Income Trust, SEI Index Funds. SEI Institutional International Trust, SEI Institutional Investments Trust, SEI Institutional Managed Trust, SEI Liquid Asset Trust, SEI Tax Exempt Trust, and SEI Alpha Strategy Portfolios, L.P., Director of SEI Global Master Fund, plc, SEI Global Assets Fund, plc, SEI Global Investments Fund, plc, SEI Investments Global, Limited SEI Investments — Global Fund Services, Limited, SEI Investments (Europe), Limited, SEI Investments — Unit Trust Management (UK), Limited, SEI Global Nominee Ltd., SEI Opportunity Fund, L.P., SEI Structured Credit Fund, L.P., SEI Multi-Strategy Funds plc., and SEI Islamic Investments Fund plc.

Self-employed Consultant since 2003. Partner, Morgan, Lewis & Bockius LLP (law firm) from 1976-2003, counsel to the Trust, SEI, SIMC, the Administrator and the Distributor. Secretary of SEI Investments since 1978.	34	Trustee of The Advisors’ Inner Circle Fund II, Bishop Street Funds, SEI Asset Allocation Trust, SEI Daily Income Trust, SEI Index Funds. SEI Institutional International Trust, SEI Institutional Investments Trust, SEI Institutional Managed Trust, SEI Liquid Asset Trust, SEI Tax Exempt Trust, and SEI Alpha Strategy Portfolios, L.P., Director of SEI since 1974. Director of the Distributor since 2003. Director of SEI Investments — Global Fund Services, Limited, SEI Investments Global, Limited, SEI Investments (Europe), Limited, SEI Investments (Asia), Limited, SEI Asset Korea Co., Ltd., SEI Global Nominee Limited and SEI Investments — Unit Trust Management (UK) Limited.

3	Directorships of companies required to report to the Securities and Exchange Commission under the Securities Exchange Act of 1934 (i.e., “public companies”) or other investment companies registered under the 1940 Act.

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
TRUSTEES AND OFFICERS OF THE ADVISORS’ INNER CIRCLE FUND (Unaudited)

Term of
	Position(s)	Office and
Name, Address,	Held with	Length of
Age[1]	the Trust	Time Served[2]

INDEPENDENT BOARD MEMBERS

JAMES M. STOREY	Trustee	(Since 1994)
79 yrs. old

GEORGE J. SULLIVAN, JR.	Trustee	(Since 1999)
67 yrs. old

BETTY L. KRIKORIAN	Trustee	(Since 2005)
67 yrs. old

CHARLES E. CARLBOM	Trustee	(Since 2005)
76 yrs. old

1	Unless otherwise noted, the business address of each Trustee is SEI Investments Company, 1 Freedom Valley Drive, Oaks, Pennsylvania 19456.

2	Each Trustee shall hold office during the lifetime of this Trust until the election and qualification of his or her successor, or until he or she sooner dies, resigns or is removed in accordance with the Trust’s Declaration of Trust

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
TRUSTEES AND OFFICERS OF THE ADVISORS’ INNER CIRCLE FUND (Unaudited)

	Number of
	Funds
	in The Advisors’
	Inner Circle Fund
Principal Occupation(s)	Overseen by	Other Directorships
During Past 5 Years	Board Member	Held by Board Member[3]

Attorney, Solo Practitioner since 1994. Partner, Dechert, September 1987-December 1993.	34	Trustee of The Advisors’ Inner Circle Fund II, Bishop Street Funds, Massachusetts Health and Education Tax-Exempt Trust, and U.S. Charitable Gift Trust, SEI Asset Allocation Trust, SEI Daily Income Trust, SEI Institutional International Trust, SEI Institutional Investments Trust, SEI Institutional Managed Trust, SEI Liquid Asset Trust, SEI Tax Exempt Trust, and SEI Alpha Strategy Portfolios, L.P.

Self-Employed Consultant, Newfound Consultants, Inc. since April 1997.	34	Trustee of the Advisors’ Inner Circle Fund II, Bishop Street Funds, State Street Navigator Securities Lending Trust, SEI Asset Allocation Trust, SEI Daily Income Trust, SEI Institutional International Trust, SEI Institutional Investments Trust, SEI Institutional Managed Trust, SEI Liquid Asset Trust, SEI Tax Exempt Trust, and SEI Alpha Strategy Portfolios, L.P., Director of SEI Opportunity Fund, L.P., SEI Structured Credit Fund, L.P., member of the independent review committee for SEI’s Canadian-registered mutual funds.

Vice President Compliance, AARP Financial Inc. since September 2008. Self-Employed Legal and Financial Services Consultant since 2003. In-house Counsel, State Street Bank Global Securities and Cash Operations from 1995 to 2003.	34	Trustee of The Advisors’ Inner Circle Fund II and Bishop Street Funds.

Self-Employed Business Consultant, Business Project Inc. since 1997. CEO and President, United Grocers Inc. from 1997 to 2000.	34	Director, Oregon Transfer Company and Oregan Transfer Logistics, Inc. and Trustee of The Advisors’ Inner Circle Fund II and Bishop Street Funds.

3	Directorships of companies required to report to the Securities and Exchange Commission under the Securities Exchange Act of 1934 (i.e., “public companies”) or other investment companies registered under the 1940 Act.

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
TRUSTEES AND OFFICERS OF THE ADVISORS’ INNER CIRCLE FUND (Unaudited)

Term of
	Position(s)	Office and
Name, Address,	Held with	Length of
Age[1]	the Trust	Time Served[2]

INDEPENDENT BOARD MEMBERS (continued)

MITCHELL A. JOHNSON	Trustee	(Since 2005)
68 yrs. old

JOHN K. DARR	Trustee	(Since 2008)
66 yrs. old

OFFICERS

PHILIP T. MASTERSON	President	(Since 2008)
46 yrs. old

MICHAEL LAWSON 50 yrs. old	Treasurer, Controller and Chief Financial Officer	(Since 2005)

RUSSELL EMERY 47 yrs. old	Chief Compliance Officer	(Since 2006)

1	Unless otherwise noted, the business address of each Trustee is SEI Investments Company, 1 Freedom Valley Drive, Oaks, Pennsylvania 19456.

2	Each Trustee shall hold office during the lifetime of this Trust until the election and qualification of his or her successor, or until he or she sooner dies, resigns or is removed in accordance with the Trust’s Declaration of Trust.

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
TRUSTEES AND OFFICERS OF THE ADVISORS’ INNER CIRCLE FUND (Unaudited)

Number of
Funds
in The Advisors’
	Inner Circle Fund	Other Directorships
Principal Occupation(s)	Overseen by Board	Held by Board
During Past 5 Years	Member	Member[3]

Retired.	34	Trustee of the Advisors’ Inner Circle Fund II, and Bishop Street Funds, SEI Asset Allocation Trust, SEI Daily Income Trust, SEI Institutional International Trust, SEI Institutional Investments Trust, SEI Institutional Managed Trust, SEI Liquid Asset Trust, SEI Tax Exempt Trust, and SEI Alpha Strategy Portfolios, L.P.

CEO, Office of Finance, FHL Banks from 1992 to 2007.	34	Director of Federal Home Loan Bank of Pittsburgh and Manna, Inc. and Trustee of the Advisors’ Inner Circle Fund II and Bishop Street Funds.

Managing Director of SEI Investments since 2006. Vice President and Assistant Secretary of the Administrator from 2004 to 2006. General Counsel of Citco Mutual Fund Services from 2003 to 2004. Vice President and Associate Counsel for the Oppenheimer Funds from 2001 to 2003.
	N/A	N/A

Director, SEI Investments, Fund Accounting since July 2005. Manager, SEI Investments Fund Accounting from April 1995 to February 1998 and November 1998 to July 2005.	N/A	N/A

Director of Investment Product Management and Development at SEI Investments since February 2003. Senior Investment Analyst, Equity team at SEI Investments from March 2000 to February 2003.	N/A	N/A

3	Directorships of companies required to report to the Securities and Exchange Commission under the Securities Exchange Act of 1934 (i.e., “public companies”) or other investment companies registered under the 1940 Act.

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
TRUSTEES AND OFFICERS OF THE ADVISORS’ INNER CIRCLE FUND (Unaudited)

Term of
	Position(s)	Office and
Name, Address,	Held with	Length of
Age[1]	the Trust	Time Served

OFFICERS (continued)

JOSEPH M. GALLO 37 yrs. old	Vice President and Secretary	(Since 2007)

CAROLYN F. MEAD	Vice President and	(Since 2007)
53 yrs. old	Assistant Secretary

JAMES NDIAYE	Vice President and	(Since 2004)
42 yrs. old	Assistant Secretary

TIMOTHY D. BARTO	Vice President and	(Since 2000)
42 yrs. old	Assistant Secretary

MICHAEL BEATTIE	Vice President	(Since 2009)
45 yrs. old

ANDREW S. DECKER	AML Officer	(Since 2008)
47 yrs. old

1	Unless otherwise noted, the business address of each Trustee is SEI Investments Company, 1 Freedom Valley Drive, Oaks, Pennsylvania 19456.

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
TRUSTEES AND OFFICERS OF THE ADVISORS’ INNER CIRCLE FUND (Unaudited)

Number of
Funds
in The Advisors’
	Inner Circle Fund	Other Directorships
Principal Occupation(s)	Overseen by Board	Held by Board
During Past 5 Years	Member	Member

Corporate Counsel of SEI since 2007; Associate Counsel, ICMA Retirement Corporation 2004-2007; Federal Investigator, U.S. Department of Labor 2002-2004; U.S. Securities and Exchange Commission—Division of Investment Management, 2003
	N/A	N/A

Corporate Counsel of SEI since 2007; Associate, Stradley, Ronon, Stevens & Young 2004-2007; Counsel, ING Variable Annuities, 1999-2002.	N/A	N/A

Employed by SEI Investments Company since 2004. Vice President, Deutsche Asset Management from 2003-2004. Associate, Morgan, Lewis & Bockius LLP from 2000-2003. Counsel, Assistant Vice President, ING Variable Annuities Group from 1999-2000.
	N/A	N/A

General Counsel, Vice President and Assistant Secretary of SEI Investments Global Funds Services since 1999; Associate, Dechert (law firm) from 1997-1999; Associate, Richter, Miller & Finn (law firm) from 1994-1997.
	N/A	N/A

Director of Client Services at SEI since 2004.	N/A	N/A

Compliance Officer and Product Manager, SEI, 2005 — 2008. Vice President, Old Mutual Capital, 2000- 2005. Operations Director, Prudential Investments, 1998 — 2000.	N/A	N/A

THE ADVISORS’ INNER CIRCLE FUND	THE TS&W PORTFOLIOS
NOTICE TO SHAREHOLDERS (Unaudited)
Federal Income Tax Information
At October 31, 2010, the TS&W Equity Portfolio, TS&W Fixed Income Portfolio and TS&W International Equity Portfolio hereby designate $275,050, $2,612,164, and $1,003,881, respectively, as ordinary income dividends. The TS&W Equity Portfolio and TS&W Fixed Income Portfolio and TS&W International Equity Portfolio designates $275,050, $128,993 and $87,848, respectively, as corporate dividends received deduction.
Foreign taxes accrued during the fiscal year ended October 31, 2010, amounted to $159,597 for the TS&W International Portfolio and are expected to be passed through to shareholders as foreign tax credits on Form 1099-Dividend for the year ending December 31, 2010, which shareholders of the Portfolio will receive in late January 2011. In addition, for the year ended October 31, 2010 gross income derived from sources within foreign countries amounted to $1,012,963 for the TS&W International Equity Portfolio. For the year ended October 31, 2010, the percentage of income earned from direct Treasury obligations for TS&W Fixed Income Portfolio was 2.64%.
As created by the Jobs and Growth Tax Relief Reconciliation Act of 2003, the amount of dividend income that qualifies as “Qualifying Dividend Income” is $275,050, $128,993 and $1,003,881 for the TS&W Equity Portfolio, TS&W Fixed Income Portfolio and the TS&W International Equity Portfolio, respectively. It is the intention for each of the Portfolios to designate the maximum amount permitted by law.
As created by the American Jobs Creation Act of 2004, “Qualified Interest Income” represents the amount of qualifying interest that is exempt from U.S. Withholding when paid to foreign investors. TS&W Equity Portfolio, TS&W Fixed Income Portfolio, and TS&W International Equity Portfolio hereby designate $239, $1,914,593, and $661, respectively, as qualified interest income.
The information reported herein may differ from the information and distributions taxable to the shareholders for the calendar year ending December 31, 2010. Complete information will be computed and reported in conjunction with your Form 1099-DIV.

TS&W Portfolios
P.O. Box 219009
Kansas City, MO 64121
1-866-4TSW-FUN
Adviser:
Thompson, Siegel & Walmsley LLC
6806 Paragon Place, Suite 300
Richmond, VA 23230
Distributor:
SEI Investments Distribution Co.
Oaks, PA 19456
Administrator:
SEI Investments Global Funds Services
Oaks, PA 19456
Legal Counsel:
Morgan, Lewis & Bockius LLP
1111 Pennsylvania Ave., N.W.
Washington, DC 20004
This information must be preceded or accompanied by a current prospectus for the Portfolios described.
TSW-AR-001-0900